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                                                                       EXHIBIT 8




                                 May 16, 1995


Southern Bank Group, Inc.
E. Lamar Seals, Jr., Chairman and President
11180 Alpharetta Highway
Roswell, Georgia  30076

                 Re: Merger of Southern Bank Group, Inc. (the "Company") With SouthTrust of Georgia, Inc., ("ST-Sub"), Whereby The Company's Shares Will Be Converted Into Shares of Common Stock, $2.50 Par Value, Of SouthTrust Corporation ("SouthTrust")


Ladies and Gentlemen:

         We are acting as counsel to the Company, a Georgia corporation with respect to the merger of the Company into ST-Sub, a Georgia corporation and wholly-owned subsidiary of SouthTrust, a Delaware corporation (the "Merger"), pursuant to that certain Agreement and Plan of Merger dated March 17, 1995 by and between the Company and ST-Sub and joined in by SouthTrust (the "Merger Agreement"), as described in the Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission on May 19, 1995 (the "Registration Statement"). All capitalized terms, unless otherwise specified, have the meaning assigned to them in the Registration Statement.

         In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the Registration Statement and such other documents as we have reasonably deemed necessary or appropriate to furnish the opinions rendered herein (collectively, the "Documents"). In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of all originals of such copies. In rendering the opinion set forth below, we have relied upon certain written representations and covenants of SouthTrust, ST-Sub and the Company as set forth in the Tax Certificates which have been delivered prior hereto (the "Tax Certificate").

         In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations now in effect thereunder, pertinent judicial authority, current administrative interpretive rulings and practice of the Internal Revenue Service and such other authorities as we have considered relevant, all of which are subject to change.


                             FACTS AND ASSUMPTIONS

         Based upon our review of the Documents, we understand the following facts:

         SouthTrust is a regional bank holding company headquartered in Birmingham, Alabama. As of March 31, 1995, SouthTrust had consolidated total assets of approximately $18.0 billion. ST-Sub is a wholly-owned subsidiary of SouthTrust. It was organized in 1989 and owns banking subsidiaries.

         The authorized capital stock of SouthTrust consists of 200,000,000 shares of common stock, par value $2.50 per share ("SouthTrust Common Stock"). As of March 31, 1995, 81,950,646 shares of SouthTrust Common Stock were issued and outstanding, exclusive of shares held as treasury stock, and no shares of SouthTrust Preferred Stock were outstanding.
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Southern Bank Group, Inc.
May 16, 1995
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         The Company was organized under the law of the State of Georgia in
1987 for the purposes of becoming a bank holding company and owns all of the issued and outstanding capital stock of The Northside Bank & Trust Company (the "Bank"). The authorized capital stock of the Company consists of 10,000,000 shares of common stock, par value $1.00 ("Company Stock"), 1,838,601 shares of which are issued and outstanding.

         The Company will be merged into ST-Sub pursuant to the Merger Agreement. At the effective date of the Merger, each outstanding share of Company Stock will be converted, subject to rights of dissent, into the right to receive 0.5275665 of a share of SouthTrust Common Stock. No fractional shares of SouthTrust Common Stock will be issued in the Merger, and, in lieu thereof each holder of Company Stock who otherwise would have been entitled to receive a fractional share of SouthTrust Common Stock will be entitled to receive a cash payment in an amount equal to the product of (i) the fractional interest of a share of SouthTrust Common Stock to which such holder otherwise would have been entitled and (ii) the last sales price of such share of SouthTrust Common Stock as reported on NASDAQ on the last business day immediately preceding the effective date of the Merger.

         Holders of Company Stock, dissenting to the Merger will receive cash. It is a condition to the Merger, however, that the aggregate number of shares of Company Stock dissenting to the Merger shall not exceed 91,930 shares. It is assumed for purposes of this opinion that the dissenting shareholders shall not own greater than 91,930 shares of Company Stock. In addition, as a result of the Merger ST-Sub will acquire substantially all of the assets of the Company within the meaning of Section 368(a)(2)(D) of the Code. It is also assumed that ST-Sub will continue to conduct the Company's historic business and that there is a valid business purpose for the Merger.

                            DISCUSSIONS AND OPINIONS

         Based upon and subject to the foregoing, we are of the opinion that the Merger will, under current law, qualify as a tax-free reorganization pursuant to Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code and that ST-Sub, the Company and SouthTrust each will be parties to the reorganization within the meaning of Section 368(b) of the Code. In form, the Merger of the Company with and into ST-Sub is a merger described in Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code. Accordingly, based upon the facts, representations and assumptions set forth above, and the facts set forth in the Tax Certificate issued to us by SouthTrust and ST-Sub and the Company, and upon law as we have deemed relevant, we are of the opinion that if the Merger is consummated, the federal income tax consequences to the Company's shareholders will be as follows:

         a. No gain or loss will be recognized by a Company shareholder upon the receipt of SouthTrust Common Stock solely in exchange for his or her Company Stock.

         b. The aggregate basis of SouthTrust Common Stock received by a Company shareholder (including any fractional share interest to which he or she may be entitled) should be the same as the aggregate basis of the Company Stock surrendered in exchange therefor (reduced by any amount allocable to fractional share interests for which cash is received).

         c. The holding period of SouthTrust Common Stock received by a Company shareholder (including any fractional share interest to which he or she may be entitled) should include the holding period of Company Stock surrendered in exchange therefor, provided that such Company Stock is held as a capital asset within the meaning of Section 1221 of the Code on the effective date of the Merger.

         d. A company shareholder receiving only cash in exchange for his or her Company Stock pursuant to the dissenters' provisions described in the Proxy Statement/Prospectus should be treated as receiving such cash in redemption of his or her Company Stock, subject to the provisions and limitations of Sections 356 and 302 of the Code. Accordingly, such shareholder will generally have capital gain or loss equal to the difference between such shareholder's basis in his or her stock and the cash received.
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Southern Bank Group, Inc.
May 16, 1995
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         e.      The payment of cash to a Company shareholder in lieu of
                 issuing a fractional share interest in SouthTrust Common Stock should be treated for federal income tax purposes as if the fractional share actually was issued as part of the Merger and then was redeemed by SouthTrust. This cash payment should be treated as having been received as a distribution in full payment in exchange for the stock redeemed as provided in Sections 356 and 302(a) of the Code.

         Notwithstanding the above, no opinion is rendered with respect to the federal income tax consequences that may be applicable to a particular Company shareholder who acquired Company Stock pursuant to the exercise of options or otherwise as compensation or a shareholder who does not hold such stock as a capital asset on the effective date of the Merger, as applicable.

         This opinion is being rendered solely to the parties to whom it is addressed and may not be relied upon by any other party without the express written permission of our Firm. We hereby consent to the reference to our Firm and to the filing of this opinion as an exhibit to any registration statement or offering statement made with respect to the Merger and expressly consent to the reliance on this opinion by the shareholders of the Company.

                                               Very truly yours,


                                               /s/ T. KENNERLY CARROLL, JR.

                                               GLASS, McCULLOUGH, SHERRILL &
                                               HARROLD